UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14 (a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement

☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a 6 (e) (2))

☑  Definitive Proxy Statement

☐  Definitive Additional Materials

☐  Soliciting Material Pursuant to Section 240.14a 11 (c) or Section 240.14a 12

INTEVAC, INC.
(Exact Name of Registrant as Specified in its Charter)

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☐  Fee paid previously with preliminary materials.

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April 2, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Intevac, Inc., a Delaware corporation, which will be held Thursday, May 14, 2009, at 4:30 p.m., local time, at our principal executive offices located at 3560 Bassett Street, Santa Clara, California 95054. The accompanying notice of Annual Meeting, proxy statement and form of proxy card are being distributed to you on or about April 3, 2009.

Details regarding admission to the Annual Meeting and the business to be conducted are described in the accompanying proxy materials. Also included is a copy of our 2008 Annual Report. We encourage you to read this information carefully.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the Internet, by telephone or by mailing a proxy card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend in person. Please review the instructions on the proxy card regarding each of these voting options.

Thank you for your ongoing support of Intevac. We look forward to seeing you at the Annual Meeting. Please notify Joanne Diener at (408) 496-2242 if you plan to attend.

Sincerely yours,

Kevin Fairbairn
President and Chief Executive Officer

INTEVAC, INC.
3560 Bassett Street
Santa Clara, California 95054

NOTICE OF ANNUAL MEETING
FOR 2009 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	Thursday, May 14, 2009 at 4:30 p.m., Pacific daylight time.

Place:	Intevac’s principal executive offices, located at: 3560 Bassett Street, Santa Clara, California 95054.

Items of Business:	(1) To elect directors to serve for the ensuing year or until their respective successors are duly elected and qualified.
(2) To approve an amendment to the Intevac 2003 Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by 600,000 shares.
(3) To ratify the appointment of Grant Thornton LLP as Intevac’s independent public accountants for the fiscal year ending December 31, 2009.
(4) To transact such other business as may properly come before the Annual Meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

Adjournments and Postponements:	Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date:	You are entitled to vote if you were a stockholder of record as of the close of business on March 25, 2009.

Voting:	Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the proxy statement and submit your proxy card or vote on the Internet or by telephone as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About Procedural Matters” and the instructions on the enclosed proxy card.

All stockholders are cordially invited to attend the Annual Meeting in person.

By Order of the Board of Directors,

JEFFREY ANDRESON
Executive Vice President, Finance and Administration,
Chief Financial Officer, Treasurer and Secretary

This notice of Annual Meeting, proxy statement and accompanying form of proxy card are being distributed on or about April 3, 2009.

Page

Questions and Answers About Procedural Matters	1
Annual Meeting	1
Stock Ownership	1
Quorum and Voting	2
Stockholder Proposals and Director Nominations	4
Additional Information about the Proxy Materials	5
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS’ MEETING, TO BE HELD ON MAY 14, 2009	6
Proposal One — Election of Directors	6
Nominees	6
Business Experience of Nominees for Election as Directors	6
Proposal Two — Approval of an Amendment to the Intevac 2003 Employee Stock Purchase Plan to Increase the Number of Shares Reserved for Issuance Thereunder by 600,000 Shares	7
Summary of the 2003 Employee Stock Purchase Plan	7
Certain Federal Income Tax Information	9
Amendment and Termination of the Plan	10
Purchase Plan Transactions for Certain Individuals and Groups	10
Proposal Three — Ratification of Independent Public Accountants	11
Principal Accountant Fees and Services	11
Pre-Approval of Audit and Permissible Non-Audit Services	11
Corporate Governance Matters	12
Code of Business Conduct and Ethics	12
Independence of the Board of Directors	12
Board Meetings and Committees	12
Attendance at Annual Stockholder Meetings by the Board of Directors	13
Contacting the Board of Directors	15
Executive Compensation	15
Compensation Discussion and Analysis	15
Compensation Committee Report	23
2008 Summary Compensation Table	24
Grants of Plan-Based Awards in 2008	25
Outstanding Equity Awards at 2008 Fiscal Year-End	26
Option Exercises and Stock Vested in 2008	27
Potential Payments upon Termination or Change of Control	27
Compensation of Directors	28
Equity Compensation Plan Information	30
Security Ownership of Certain Beneficial Owners and Management	31
Certain Relationships and Related Party Transactions	32
Section 16(a) Beneficial Ownership Reporting Compliance	32
Audit Committee Report	33
Other Business	34

INTEVAC, INC.
3560 Bassett Street
Santa Clara, California 95054

PROXY STATEMENT
FOR 2009 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT PROCEDURAL MATTERS

Annual Meeting

Q:	Why am I receiving these proxy materials?

A:	The Board of Directors of Intevac, Inc. is providing these proxy materials to you in connection with the solicitation of proxies for use at the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) to be held Thursday, May 14, 2009 at 4:30 p.m., Pacific daylight time, or at any adjournment or postponement thereof for the purpose of considering and acting upon the matters set forth herein. The notice of Annual Meeting, this proxy statement and accompanying form of proxy card are being distributed to you on or about April 3, 2009.

Q:	Where is the Annual Meeting?

A:	The Annual Meeting will be held at Intevac’s principal executive offices, located at 3560 Bassett Street, Santa Clara, California 95054. The telephone number at that location is 408-986-9888.

Q:	Can I attend the Annual Meeting?

A:	You are invited to attend the Annual Meeting if you were a stockholder of record or a beneficial owner as of March 25, 2009. You should bring photo identification for entrance to the Annual Meeting. The meeting will begin promptly at 4:30 p.m., Pacific daylight time.

Stock Ownership

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Stockholders of record — If your shares are registered directly in your name with Intevac’s transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “stockholder of record.” These proxy materials have been sent directly to you by Intevac.

Beneficial owners — Many Intevac stockholders hold their shares through a broker, trustee or other nominee, rather than directly in their own name. If your shares are held in a brokerage account or by a bank or another nominee, you are considered the “beneficial owner” of shares held in “street name.” The proxy materials have been forwarded to you by your broker, trustee or nominee, who is considered, with respect to those shares, the stockholder of record.

As the beneficial owner, you have the right to direct your broker, trustee or other nominee on how to vote your shares. For directions on how to vote shares beneficially held in street name, please refer to the voting instruction card provided by your broker, trustee or nominee. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote those shares at the Annual Meeting.

Quorum and Voting

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:	The presence of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the meeting if they (1) are present in person at the Annual Meeting or (2) have properly submitted a proxy.

Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting.

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Q:	Who is entitled to vote at the Annual Meeting?

A:	Holders of record of Intevac’s common stock, par value $0.001 per share (the “Common Stock”) at the close of business on March 25, 2009 (the “Record Date”) are entitled to receive notice of and to vote their shares at the Annual Meeting. Such stockholders are entitled to cast one vote for each share of Common Stock held as of the Record Date.

At the Record Date, we had 21,925,526 shares of our Common Stock outstanding and entitled to vote at the Annual Meeting, held by 128 stockholders of record. We believe that approximately 4,800 beneficial owners hold shares through brokers, fiduciaries and nominees. No shares of Intevac’s preferred stock were outstanding.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy card or voting instructions as described below, so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For instructions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instructions provided to you by your broker, trustee or nominee.

By mail — Stockholders of record of Intevac Common Stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Intevac stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instructions provided by their brokers, trustees or nominees and mailing them in the accompanying pre-addressed envelopes.

By Internet — Stockholders of record of Intevac Common Stock with Internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards until 11:00 p.m., Pacific daylight time, on May 13, 2009. Most Intevac stockholders who hold shares beneficially in street name may vote by accessing the web site specified in the voting instructions provided by their brokers, trustees or nominees. Please check the voting instructions for Internet voting availability.

By telephone — Stockholders of record of Intevac Common Stock who live in the United States, Puerto Rico or Canada may submit proxies by following the “Vote by Phone” instructions on their proxy cards until 11:00 p.m., Pacific daylight time, on May 13, 2009. Most Intevac stockholders who hold shares beneficially in street name may vote by phone by calling the number specified in the voting instructions provided by their brokers, trustees or nominees. Please check the voting instructions for telephone voting availability.

Q:	What proposals will be voted on at the Annual Meeting?

A:	At the Annual Meeting, stockholders will be asked to vote on:

(1) The election of six directors to serve for the ensuing year or until their respective successors are duly elected and qualified;

(2) An amendment to the Intevac 2003 Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by 600,000 shares; and

(3) The ratification of the appointment of Grant Thornton LLP as independent public accountants of Intevac for the fiscal year ending December 31, 2009.

Q:	What is the voting requirement to approve each of the proposals?

A:	Proposal One — A plurality of the votes cast is required for the election of directors. You may vote “FOR” or “WITHHOLD” on each of the six nominees for election as director. The six nominees for director receiving the highest number of affirmative votes will be elected as directors of Intevac to serve for a term of one year or until their respective successors have been duly elected and qualified. Abstentions and broker non-votes will not affect the outcome of the election.

Proposal Two — The affirmative vote of a majority of votes represented and voting at the Annual Meeting, or “votes cast”, is required for approval of the amendment to add an additional 600,000 shares to the Intevac 2003 Employee Stock Purchase Plan. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal.

Proposal Three — The affirmative vote of a majority of votes cast is required to ratify the appointment of Grant Thornton LLP as Intevac’s independent public accountants. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal.

Stockholder ratification of the selection of Grant Thornton LLP as Intevac’s independent public accountants is not required by our Bylaws or other applicable legal requirements. However, the Board is submitting the selection of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year, if it determines that such a change would be in the best interests of Intevac and its stockholders.

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors recommends that you vote your shares:

• “FOR” the election of all of the nominees as director listed in Proposal One;

• “FOR” the adoption of the amendment to add an additional 600,000 shares to the Intevac 2003 Employee Stock Purchase Plan; and

• “FOR” the proposal to ratify the selection of Grant Thornton LLP as Intevac’s independent public accountants for the fiscal year ending December 31, 2009.

Q:	If I sign a proxy, how will it be voted?

A:	All shares entitled to vote and represented by properly executed proxy cards received prior to the applicable deadlines described above (and not revoked) will be voted at the Annual Meeting in accordance with the instructions indicated on those proxy cards. If no instructions are indicated on a properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the Board of Directors.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:	If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. Intevac does not currently anticipate that any other matters will be raised at the Annual Meeting.

Q:	Can I change or revoke my vote?

A:	Subject to any rules and deadlines your broker, trustee or nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.

If you are a stockholder of record, you may change your vote by (1) filing with Intevac’s Secretary, prior to your shares being voted at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy card relating to the same shares, or (2) by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). A stockholder of record that has voted on the Internet or by telephone may also change his or her vote by making a timely and valid later Internet or telephone vote.

If you are a beneficial owner of shares held in street name, you may change your vote (1) by submitting new voting instructions to your broker, trustee or other nominee or (2) if you have obtained a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares, by attending the Annual Meeting and voting in person.

Any written notice of revocation or subsequent proxy card must be received by Intevac’s Secretary prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to Intevac’s Secretary or should be sent so as to be delivered to Intevac’s principal executive offices, Attention: Secretary.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	Intevac will bear all expenses of this solicitation, including the cost of preparing and mailing these proxy materials. Intevac may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of Intevac may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Intevac may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Our costs for such services, if retained, will not be significant.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We intend to announce preliminary voting results at the Annual Meeting and will publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal 2009.

Stockholder Proposals and Director Nominations

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including director nominations, for consideration at future stockholder meetings.

Requirements for stockholder proposals to be considered for inclusion in Intevac’s proxy materials — Stockholders may present proper proposals for inclusion in Intevac’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals in writing to Intevac’s Secretary in a timely manner. In order to be included in the proxy statement for the 2010 annual meeting of stockholders, stockholder proposals must be received by Intevac’s Secretary no later than December 4, 2009, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Requirements for stockholder proposals to be brought before an annual meeting — In addition, Intevac’s bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders. In general, nominations for the election of directors may be made by (1) the Board of Directors, (2) the Nominating and Governance Committee or (3) any stockholder entitled to vote who has delivered written notice to Intevac’s Secretary no later than the Notice Deadline (as defined below), which notice must contain specified information concerning the nominees and concerning the stockholder proposing such nominations.

Intevac’s bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of meeting given by or at the direction of the Board of Directors, (2) properly brought before the meeting by or at the direction of the Board of Directors or (3) properly brought before the meeting by a stockholder who has delivered written notice to the Secretary of Intevac no later than the Notice Deadline (as defined below).

The “Notice Deadline” is defined as that date which is 120 days prior to the one year anniversary of the date on which Intevac first mailed its proxy materials to stockholders for the previous year’s annual meeting of stockholders. As a result, the Notice Deadline for the 2010 annual meeting of stockholders is December 4, 2009.

If a stockholder who has notified Intevac of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, Intevac need not present the proposal for vote at such meeting.

If a stockholder intends to raise a proposal at our 2009 Annual Meeting of Stockholders that is not eligible for inclusion in the proxy statement relating to the meeting and the stockholder has failed to give us notice in accordance with the requirements set forth in the Securities Exchange Act by February 19, 2009 and the bylaw notice requirements set forth above are inapplicable or waived, the proxy holders will be allowed to use their discretionary authority when and if the proposal is raised at our 2009 Annual Meeting.

Q:	How may I obtain a copy of the bylaw provisions regarding stockholder proposals and director nominations?

A:	A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the Secretary of Intevac. All notices of proposals by stockholders, whether or not included in Intevac’s proxy materials, should be sent to Intevac’s principal executive offices, Attention: Secretary.

Additional Information about the Proxy Materials

Q:	What should I do if I receive more than one set of proxy materials?

A:	You may receive more than one set of proxy materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each Intevac proxy card or voting instruction card that you receive to ensure that all your shares are voted.

Q:	How may I obtain a separate set of proxy materials or the 2008 Annual Report?

A:	If you share an address with another stockholder, each stockholder may not receive a separate copy of the proxy materials and 2008 Annual Report.

Stockholders who do not receive a separate copy of the proxy materials and 2008 Annual Report may request to receive a separate copy of the proxy materials and 2008 Annual Report by calling 408-986-9888 or by writing to Investor Relations at Intevac’s principal executive offices. Alternatively, stockholders who share an address and receive multiple copies of our proxy materials and 2008 Annual Report can request to receive a single copy by following the instructions above, although each stockholder of record or beneficial owner must still submit a separate proxy card.

Q:	What is the mailing address for Intevac’s principal executive offices?

A:	Intevac’s principal executive offices are located at 3560 Bassett Street, Santa Clara, California 95054.

Any written requests for additional information, additional copies of the proxy materials and 2008 Annual Report, notices of stockholder proposals, recommendations for candidates to the Board of Directors, communications to the Board of Directors or any other communications should be sent to this address.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS’ MEETING, TO BE HELD ON MAY 14, 2009.

The proxy statement and the 2008 Annual Report are available at www.intevac.com

PROPOSAL ONE

ELECTION OF DIRECTORS

At the Annual Meeting, six directors (constituting the entire board) are to be elected to serve until the next Annual Meeting of Stockholders and until a successor for any such director is elected and qualified, or until the death, resignation or removal of such director. The six candidates receiving the highest number of the affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of Intevac.

It is intended that the proxies will be voted for the six nominees named below unless authority to vote for any such nominee is withheld. All six nominees are currently directors of Intevac, and all were elected to the Board by the stockholders at the last Annual Meeting. Each person nominated for election has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable or will decline to serve. In the event, however, that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any other person who is designated by the current Board of Directors to fill the vacancy. The proxies solicited by this Proxy Statement may not be voted for more than six nominees.

Nominees

Set forth below is information regarding the nominees to the Board of Directors.

Name of Nominee	Position(s) with Intevac	Age

Norman H. Pond	Chairman of the Board	70
Kevin Fairbairn	President and Chief Executive Officer	55
David S. Dury	Director	60
Stanley J. Hill	Director	67
Robert Lemos	Director	66
Ping Yang	Director	56

The Board of Directors recommends a vote “FOR” all the nominees listed above.

Business Experience of Nominees for Election as Directors

Mr. Pond is a founder of Intevac and has served as Chairman of the Board since February 1991. Mr. Pond served as President and Chief Executive Officer from February 1991 until July 2000 and again from September 2001 through January 2002. Mr. Pond holds a BS in physics from the University of Missouri at Rolla and an MS in physics from the University of California at Los Angeles.

Mr. Fairbairn joined Intevac as President and Chief Executive Officer in January 2002 and was appointed a director in February 2002. Before joining Intevac, Mr. Fairbairn was employed by Applied Materials from July 1985 to January 2002, most recently as Vice-President and General Manager of the Conductor Etch Organization with responsibility for the Silicon and Metal Etch Divisions. From 1996 to 1999, Mr. Fairbairn

was General Manager of Applied’s Plasma Enhanced Chemical Vapor Deposition Business Unit and from 1993 to 1996, he was General Manager of Applied’s Plasma Silane CVD Product Business Unit. Mr. Fairbairn holds an MA in engineering sciences from Cambridge University.

Mr. Dury has served as a director of Intevac since July 2002. Mr. Dury is a co-founder of Mentor Capital Group, a venture capital firm formed in July 2000. From 1996 to 2000, Mr. Dury served as Senior Vice-President and Chief Financial Officer of Aspect Development, a software development firm. Mr. Dury holds a BA in psychology from Duke University and an MBA from Cornell University.

Mr. Hill was appointed as a director of Intevac in March 2004. Mr. Hill joined Kaiser Aerospace and Electronics Corporation, a privately held manufacturer of electronics and electro-optical systems, in 1969 and served as Chief Executive Officer and Chairman of both Kaiser and K Systems, Inc., Kaiser’s parent company, from 1997 until his retirement in 2000. Prior to his appointment as Chief Executive Officer, Mr. Hill served in a number of executive positions at Kaiser. Mr. Hill holds a BS in mechanical engineering from the University of Maine an MS in engineering from the University of Connecticut and has completed post-graduate studies at the University of Santa Clara business school. He is also a director of First Aviation Services, Inc.

Mr. Lemos has served as a director of Intevac since August 2002. Mr. Lemos retired from Varian Associates, Inc. in 1999 after 23 years, including serving as Vice-President and Chief Financial Officer from 1988 to 1999. Mr. Lemos has a BS in business from the University of San Francisco, a JD in law from Hastings College and an LLM in law from New York University.

Dr. Yang was appointed as a director of Intevac in March 2006. Dr. Yang was employed by Taiwan Semiconductor Manufacturing Company beginning in 1997 and served as Vice-President of Research and Development from 1999 until 2005. Prior to joining TSMC, Dr. Yang worked at Texas Instruments from 1980 to 1997 where he was Director of Device and Design Flow. Dr. Yang is currently an independent consultant. Dr. Yang holds a BS in physics from National Taiwan University, and an MS and a PhD in electrical engineering from the University of Illinois. He is also a director of Credence and Apache Design Solutions.

PROPOSAL TWO

APPROVAL OF AN AMENDMENT TO THE INTEVAC 2003 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED THEREUNDER BY 600,000 SHARES

The Intevac 2003 Employee Stock Purchase Plan (the “2003 ESPP”) was adopted by our Board of Directors and approved by our stockholders in 2003. Employees have participated in the 2003 ESPP or its predecessor plan, the 1995 Employee Stock Purchase Plan, since 1995.

Our Board of Directors has determined that it is in our best interests and the best interests of our stockholders to make an additional 600,000 shares available for purchase under the 2003 ESPP. As such, the Board of Directors has put forth for approval of our stockholders an amendment to the 2003 ESPP to increase the number of shares reserved thereunder by 600,000 shares. If our stockholders approve the adoption of the amendment, the total number of shares available to be issued under such plan will be 732,000 shares.

The Board of Directors recommends a vote “FOR” the amendment to the 2003 Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by 600,000 shares.

Summary of the 2003 Employee Stock Purchase Plan

The following paragraphs provide a summary of the principal features of the 2003 ESPP and its operation. The following summary is qualified in its entirety by reference to the 2003 ESPP.

General

The 2003 ESPP was adopted by our Board of Directors in January 2003 and approved by our stockholders in May 2003. The purpose of the 2003 ESPP is to provide employees with an opportunity to purchase our Common Stock through payroll deductions.

Administration

Our Board of Directors or a committee appointed by the Board administers the 2003 ESPP. All questions of interpretation or application of the 2003 ESPP are determined by the Board or the committee, and its decisions are final, conclusive and binding upon all participants.

Eligibility

Each of our employees, or the employees of our designated subsidiaries, whose customary employment is for more than twenty hours per week and more than five months per year is eligible to participate in the 2003 ESPP; except that no employee may be granted a purchase right under the 2003 ESPP (i) to the extent that, immediately after the grant, such employee would own our stock or the stock of any of our subsidiaries and/or hold outstanding options to purchase stock possessing 5% or more of the total voting power or total value of all classes of our stock or any of our subsidiaries, or (ii) to the extent that his or her rights to purchase stock under all of our employee stock purchase plans or those of our subsidiaries accrues at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time such purchase right is granted) for each calendar year. Eligible employees have the opportunity to elect to participate in the 2003 ESPP approximately twice per year.

Offering Period

Shares of our Common Stock are offered for purchase under the 2003 ESPP through a series of successive offering periods, each with a maximum duration of twenty-four (24) months. Each offering period is of a duration determined by the plan administrator prior to the start date and is comprised of a series of one or more successive purchase intervals. Purchase intervals within each offering period last approximately six (6) months and run from the first trading day in February to the last trading day in July each year and from the first trading day in August each year to the last trading day in January of the following year. Should the fair market value of our Common Stock on any semi-annual purchase date within an offering period be less than the fair market value per share on the start date of that offering period, then that offering period automatically terminates immediately after the purchase of shares on such purchase date, and a new offering period commences on the next trading day following the purchase date. The plan administrator may shorten the duration of such new offering period within five (5) trading days following the start date of such new offering period.

Purchase Price

The purchase price of our Common Stock acquired under the 2003 ESPP is equal to eighty-five percent (85%) of the lower of (i) the fair market value per share of our Common Stock on the first day of the offering period (or, if higher, on the participant’s entry date into the offering period) or (ii) the fair market value on the semi-annual purchase date. The fair market value of our Common Stock on any relevant date will be the closing sales price per share as reported on the Nasdaq National Market (or the closing bid, if no sales were reported), or the mean of the closing bid and asked prices if our common stock is regularly quoted by a recognized securities dealer but selling prices are not reported, as quoted on such exchange or reported in the Wall Street Journal.

Payment of Purchase Price; Payroll Deductions

Each participant’s purchase price of the shares is accumulated by payroll deductions throughout each purchase interval. A participant may elect to have up to 10% of his or her compensation deducted each payroll period. The number of shares of our Common Stock a participant may purchase in each purchase interval during an offering period is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during that purchase interval by the purchase price; provided, however, that a participant may not purchase more than 750 shares each purchase interval.

Withdrawal

Generally, a participant may withdraw from an offering period at any time by written notice without affecting his or her eligibility to participate in future offering periods. However, once a participant withdraws from a particular offering period, that participant may not participate again in the same offering period, and to participate in a subsequent offering period, the participant must deliver to us a new subscription agreement.

Termination of Employment

Upon termination of a participant’s employment for any reason, including disability or death, his or her participation in the 2003 ESPP will immediately cease. The payroll deductions credited to the participant’s account, but not used to make a purchase will be returned to him or her or, in the case of death, to the person or persons entitled thereto as provided pursuant to the 2003 ESPP.

Adjustments; Merger or Change in Control

In the event of any stock split, stock dividend or other change in our capital structure, appropriate adjustments will be made in the number and kind and of shares available for purchase under the 2003 ESPP (including purchase interval limitations) and the purchase price and number of shares covered by each purchase right under the 2003 ESPP as determined by the plan administrator in its sole discretion.

In the event of any merger or “change of control,” as defined in the 2003 ESPP, the successor corporation or a parent or subsidiary of such successor corporation shall assume or substitute an equivalent purchase right for each outstanding purchase right. In the event the successor corporation refuses to do so, the Board of Directors shall shorten the purchase interval and offering period then in progress by setting a new purchase date before the merger or change of control, and the current purchase interval and offering period shall end on the new purchase date. The plan administrator shall notify each participant of the new purchase date at least 10 business days prior to such date, and the participant’s purchase right shall be exercised on such new purchase date, unless the participant withdraws prior to such date.

Certain Federal Income Tax Information

The following brief summary of the effect of federal income taxation upon the participant and Intevac with respect to the shares purchased under the 2003 ESPP does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.

The 2003 ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the 2003 ESPP are sold or otherwise disposed of. Upon the sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than (1) two years from the first day of the applicable offering period (or, if later, the first day the participant entered the offering period) and (2) one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day the participant entered the applicable offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares were purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase.

Intevac generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant, except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

Amendment and Termination of the Plan

Our Board of Directors may at any time terminate or amend the 2003 ESPP. No amendment shall be effective unless it is approved by the stockholders, if such amendment would require shareholder approval in order to comply with Section 423 of the Internal Revenue Code.

Purchase Plan Transactions for Certain Individuals and Groups

Given that the number of shares that may be purchased under the 2003 ESPP is determined, in part, on our Common Stock’s value on the enrollment date of each participant and the last day of the purchase interval and given that participation in the 2003 ESPP is voluntary on part of employees, the actual number of shares that may be purchased by an individual is not determinable.

The table below shows, as to each of Intevac’s executive officers named in the 2008 Summary Compensation Table and the various indicated groups, the number of shares of Common Stock purchased under the 2003 ESPP during the last fiscal year, together with the weighted average purchase price paid per share.

	Number of	Weighted
	Purchased	Average
Name of Individual or Group	Shares	Purchase Price

Kevin Fairbairn	1,001	$9.15
Jeffrey Andreson	1,500	9.16
Michael Barnes	1,445	9.15
Luke Marusiak(1)	1,400	9.15
Joseph Pietras	—	—
Ralph Kerns	1,086	9.12
All executive officers, as a group	7,435	9.14
All employees who are not executive officers, as a group	158,158	9.15

(1)	Mr. Marusiak resigned from the Company on October 17, 2008

Required Vote

The affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting (provided that that vote also constitutes the affirmative vote of a majority of the required quorum) will be required for approval of the amendment to add an additional 600,000 shares to the Intevac 2003 Employee Stock Purchase Plan.

Summary

We believe strongly that approval of the amendment to the Intevac 2003 Employee Stock Purchase Plan is essential to our continued success. Awards such as those provided under the 2003 ESPP constitute an important incentive for our employees and help us to attract, retain and motivate people whose skills and performance are critical to our success. Our employees are our most valuable assets. We strongly believe that the 2003 ESPP is essential for us to compete for talent in the labor markets in which we operate.

The Board of Directors recommends that stockholders vote FOR the adoption of the amendment to the Intevac 2003 Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by 600,000 shares.

PROPOSAL THREE
RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has selected Grant Thornton LLP as our independent public accountants for the fiscal year ending December 31, 2009. Grant Thornton LLP began auditing our financial statements in 2000. Its representatives are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” ratification of the selection of Grant Thornton LLP as Intevac’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

Principal Accountant Fees and Services

The following table presents fees billed for professional audit services and other services rendered to us by Grant Thornton LLP for the years ended December 31, 2008 and 2007.

	2008	2007

Audit Fees(1)	$1,286,330	$996,645
Audit-Related Fees(2)	—	—
Tax Fees(3)	214,631	192,039
All Other Fees(4)	—	—

Total Fees	$1,500,961	$1,188,684

(1)	Audit fees consist of fees billed for professional services rendered for the audit of our annual consolidated financial statements and review of the interim consolidated financial statements included in our Quarterly Reports on Form 10-Q and fees for services that are normally provided by Grant Thornton LLP in connection with statutory and regulatory filings or engagements. In addition, audit fees include those fees related to Grant Thornton’s audit of the effectiveness of our internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of the interim consolidated financial statements.

(2)	Audit related fees consist of assurance and related services provided by Grant Thornton LLP that are reasonably related to the performance of the audit of our consolidated financial statements and are not reported under “Audit Fees”. There were no services provided under this category in fiscal 2007 or fiscal 2008.

(3)	Tax fees consist of fees billed for tax compliance, consultation and planning services, and include fees associated with a research and development tax credit study.

(4)	All other fees consist of fees for other corporate related services. There were no services provided under this category in fiscal 2007 or fiscal 2008.

In making its recommendation to ratify the appointment of Grant Thornton LLP as our independent auditor for the fiscal year ending December 31, 2009, the Audit Committee has considered whether services other than audit and audit-related services provided by Grant Thornton LLP are compatible with maintaining the independence of Grant Thornton LLP and has determined that such services are compatible.

Pre-Approval of Audit and Permissible Non-Audit Services

Our Audit Committee approves in advance all engagements with Grant Thornton LLP, including the audit of our annual financial statements, the review of the financial statements included in our Quarterly Reports on Form 10-Q and tax compliance services. Fees billed by Grant Thornton LLP are reviewed and approved by the Audit Committee on a quarterly basis.

CORPORATE GOVERNANCE MATTERS

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. We have also adopted a Director Code of Ethics that applies to all of our directors. You can find both our Code of Business Conduct and Ethics and our Director Code of Ethics on our website at www.intevac.com. We post any amendments to the Code of Business Conduct and Ethics and the Director Code of Ethics, as well as any waivers, which are required to be disclosed by the rules of either the Securities and Exchange Commission (“SEC”) or The NASDAQ Global Select Market (“Nasdaq”) on our website.

Independence of the Board of Directors

The Board of Directors has determined that, with the exception of Mr. Pond and Mr. Fairbairn, all of its members are “independent directors” as that term is defined in the listing standards of Nasdaq.

Board Meetings and Committees

During 2008, the Board of Directors held a total of six meetings (including regularly scheduled and special meetings) and also took certain actions by written consent. All members of the Board of Directors during fiscal 2008 attended at least seventy-five percent of the aggregate of the total number of meetings of the Board of Directors held during the fiscal year and the total number of meetings held by all committees of the Board on which each such director served (based on the time that each member served on the Board of Directors and the committees). The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

Audit Committee

The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, currently consists of Mr. Dury, Mr. Hill and Mr. Lemos, each of whom is “independent” as such term is defined for audit committee members by the Nasdaq listing standards. Mr. Dury is the chairman of the Audit Committee. The Board of Directors has determined that each member of the committee is an “audit committee financial expert” as defined under the rules of the SEC. The Audit Committee met eight times during 2008.

The Audit Committee is responsible for:

•	Overseeing our accounting and financial reporting processes and audits of our financial statements;

•	Assisting the Board in overseeing and monitoring (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements related to financial affairs and reporting, (iii) our independent auditor’s qualifications, independence and performance, and (iv) our internal accounting and financial controls;

•	Preparing the report that the rules of the SEC require be included in this proxy statement;

•	Periodically providing the Board with the results of its monitoring and recommendations derived therefrom; and

•	Providing to the Board additional information and materials as it deems necessary to make the Board aware of significant financial matters that require the attention of the Board.

The Audit Committee has adopted a written charter approved by the Board of Directors, which is available on Intevac’s website at www.intevac.com under “Company — Governance.”

The Audit Committee Report is included in this proxy statement on page 33.

Compensation Committee

The Compensation Committee currently consists of Mr. Lemos and Dr. Yang, each of whom is “independent” as such term is defined by the Nasdaq listing standards. Mr. Lemos is the chairman of the Compensation Committee. The Compensation Committee met four times during 2008.

The Compensation Committee is responsible for:

•	Overseeing the entirety of our compensation and benefit policies, plans and programs;

•	Overseeing the annual report on executive compensation for inclusion in our proxy statement; and

•	Overseeing executive succession planning.

See “Executive Compensation — Compensation Discussion and Analysis” and “Executive Compensation — Compensation of Directors” below for a description of Intevac’s processes and procedures for the consideration and determination of executive and director compensation.

The Compensation Committee has adopted a written charter approved by the Board of Directors, a copy of which is available on Intevac’s website at www.intevac.com under “Company — Governance.”

The Compensation Committee Report is included in this proxy statement on page 23.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of Mr. Hill and Dr. Yang, each of whom is “independent” as such term is defined by the Nasdaq listing standards. Mr. Hill is the chairman of the Nominating and Governance Committee. The Nominating and Governance Committee met three times during 2008.

The primary focus of the Nominating and Governance Committee is on the broad range of issues surrounding the composition and operation of the Board of Directors. The Nominating and Governance Committee provides assistance to the Board, the Chairman and the CEO in the areas of membership selection, committee selection and rotation practices, evaluation of the overall effectiveness of the Board, and review and consideration of developments in corporate governance practices. The Nominating and Governance Committee’s goal is to assure that the composition, practices, and operation of the Board contribute to value creation and effective representation of Intevac stockholders.

The Nominating and Governance Committee will consider recommendations of candidates for the Board of Directors submitted by the stockholders of Intevac; for more information, see “Process for Recommending Candidates for Election to the Board of Directors” below.

The Nominating and Governance Committee has adopted a written charter approved by the Board of Directors, a copy of which is available on Intevac’s website at www.intevac.com under “Company — Governance.”

Compensation Committee Interlocks and Insider Participation

Mr. Lemos and Dr. Yang served as members of the Compensation Committee during fiscal 2008. No interlocking relationship exists between any member of Intevac’s Board of Directors or Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Compensation Committee is or was formerly an officer or an employee of Intevac.

Attendance at Annual Stockholder Meetings by the Board of Directors

Intevac encourages members of the Board of Directors to attend the annual meeting of stockholders, but does not have a policy requiring attendance. All six of the Company’s directors, Mr. Fairbairn, Mr. Pond, Mr. Dury, Mr. Lemos, Mr. Hill and Dr. Yang attended Intevac’s 2008 annual meeting of stockholders.

Lead Director

Mr. David Dury serves as Lead Director and liaison between management and the other non-employee directors. The Lead Director schedules and chairs meetings of the independent directors. The independent directors (including the Lead Director) hold a closed session at each regularly scheduled Board meeting.

Policy Regarding Board Nominees

It is the policy of the Nominating and Governance Committee of the Company to consider recommendations for candidates to the Board of Directors from stockholders. Stockholder recommendations of candidates for election to the Board should be directed in writing to: Intevac, Inc., 3560 Bassett Street, Santa Clara, California, 95054, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years, and evidence of the nominating person’s ownership of Company stock. Stockholder nominations to the Board must also meet the requirements set forth in the Company’s bylaws.

The Nominating and Governance Committee’s criteria and process for identifying and evaluating the candidates that it selects, or recommends to the full Board for selection, as director nominees are as follows:

•	The Nominating and Governance Committee periodically reviews the current composition, size and effectiveness of the Board.

•	In its evaluation of director candidates, including the members of the Board of Directors eligible for re-election, the Committee seeks to achieve a balance of knowledge, experience and capability on the Board and considers (1) the current size and composition of the Board and the needs of the Board and the respective committees of the Board, (2) such factors as issues of character, judgment, diversity, age, expertise, business experience, length of service, independence, other commitments and the like, (3) the relevance of the candidate’s skills and experience to our businesses and (4) such other factors as the Nominating and Governance Committee may consider appropriate.

•	While the Nominating and Governance Committee has not established specific minimum qualifications for director candidates, the Nominating and Governance Committee believes that candidates and nominees must reflect a Board that is comprised of directors who (1) are predominantly independent, (2) are of high integrity, (3) have broad, business-related knowledge and experience at the policy-making level in business, government or technology, including an understanding of our industry and our business in particular, (4) have qualifications that will increase overall Board effectiveness and (5) meet other requirements that may be required by applicable laws and regulations, such as financial literacy or financial expertise with respect to audit committee members.

•	With regard to candidates who are properly recommended by stockholders or by other means, the Nominating and Governance Committee will review the qualifications of any such candidate, which review may, in the Nominating and Governance Committee’s discretion, include interviewing references for the candidate, direct interviews with the candidate, or other actions that the Committee deems necessary or proper.

•	In evaluating and identifying candidates, the Nominating and Governance Committee has the authority to retain or terminate any third party search firm that is used to identify director candidates, and has the authority to approve the fees and retention terms of any search firm.

•	The Nominating and Governance Committee will apply these same principles when evaluating Board candidates who may be elected initially by the full Board either to fill vacancies or to add additional directors prior to the Annual Meeting of Stockholders at which directors are elected.

•	After completing its review and evaluation of director candidates, the Nominating and Governance Committee selects, or recommends to the full Board of Directors for selection, the director nominees.

Contacting the Board of Directors

Any stockholder who desires to contact our Chairman of the Board or the other members of our Board of Directors may do so by writing to: Board of Directors, c/o Stanley J. Hill, Chairman, Nominating and Governance Committee, Intevac, Inc., 3560 Bassett Street, Santa Clara, California, 95054. Communications received by Mr. Hill will also be communicated to the Lead Director, the Chairman of the Board or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

The following is a discussion of our executive compensation program and the compensation decisions made for the fiscal year 2008 with respect to Kevin Fairbairn, our Chief Executive Officer, and the other executive officers named in the 2008 Summary Compensation Table on page 24 (the “Named Executive Officers”).

Executive Summary

Intevac’s businesses are characterized by rapidly changing technology and customer requirements; intense competition; cyclical revenues; and significant competition for management talent. The Compensation Committee believes that compensation programs for our executive officers need to be designed to attract, retain and motivate high-caliber executives. More specifically, the objectives of our executive compensation program are to:

•	Provide a significant portion of total compensation as a performance-based annual cash bonus based on Intevac’s overall financial performance relative to its annual financial plan and each executive’s performance relative to predetermined goals;

•	Directly tie total performance-based annual cash bonus expense to profitability, so that bonuses increase with increasing profits, decrease with decreasing profits and are not paid when profitability is not achieved;

•	Provide equity-based, long-term incentives to further align the financial interests of the executive officers with those of our stockholders; and

•	Offer a total compensation package that takes into consideration the practices of other companies with which Intevac competes for executive talent.

Each executive’s compensation consists of base salary, a performance-based annual cash bonus, periodic grants of stock options and the benefit packages offered all our employees.

In the fiscal year ended December 31, 2008, Intevac’s revenues were $110 million, down 49% from the prior year, and net income decreased 156% to a $15 million loss. The decline in our performance, relative to 2007, led to significantly reduced total compensation to our Named Executive Officers in 2008, as no performance-based annual cash bonus payments were made.

The specific compensation principles, components and decisions designed to achieve these objectives during 2008 are discussed in more detail below.

Executive Compensation Philosophy

The majority of our operations are located in Santa Clara, California, where numerous high tech companies are located, served by a highly skilled and mobile workforce. Our compensation structure is designed to attract, retain and motivate high-performing executives in this very competitive labor environment. The guiding principles of our executive compensation plan are as follows:

•	Provide a total compensation package that is competitive with our peer group, but that also takes into account the need to compete for talent with large equipment companies such as Applied Materials and LAM Research.

•	Align compensation with the Company’s performance by:

•	Providing a significant portion of total compensation in the form of a performance-based annual cash bonus dependent on the Company’s profitability and each executive’s performance relative to predetermined business objectives and target financial results set at the beginning of each fiscal year.

•	Providing another significant portion of total compensation in the form of stock options, which focus each executive on creating stockholder value over the vesting period of the options.

•	Paying executive compensation that will generally be above peer company executive compensation when Intevac’s financial performance is above peer company financial performance and below peer company executive compensation when Intevac’s financial performance is below that of peer companies.

•	Increase the portion of total compensation based on performance-based annual cash bonuses and stock options relative to base salary with increasing executive responsibility level.

•	Align each executive’s goals with those of other executives to encourage a team approach to problem solving.

•	Provide clear guidelines for each compensation element (base salary, performance-based annual cash bonus and stock options), while allowing the Compensation Committee flexibility to make final decisions based on management recommendations (other than decisions for the Chief Executive Officer and Chairman, which are made by the independent members of the Board of Directors), and other factors such as experience, contribution to business success and retention needs.

•	Provide similar benefits to Named Executive Officers as provided to other employees.

In general, executives do not receive compensation, benefits or non-compensation, non-equity special perquisites other than those offered to all of Intevac’s employees.

Competitive Market Data

The Compensation Committee retained Farient Advisors (“Farient”) to assist it in evaluating 2008 compensation programs. The instructions provided to Farient included assessing target compensation levels for our executives relative to market practices and evaluating the overall design of our executive compensation program. The consultant was also engaged by the Committee to update the assessment of the competiveness of compensation for our Board of Directors. Executive compensation data was drawn from the Radford Executive Benchmark Survey and from publicly available proxy filings for the Peer Companies. The market compensation levels for comparable positions were examined by Farient and the Compensation Committee as part of the process to determine overall program design, base salary, target incentives and annual stock option grants.

The Peer Companies we used to evaluate market compensation positioning for executives in making 2008 compensation decisions were selected from technology companies with annual revenues of $200 to $700 million which were comparable to Intevac based on factors such as lines of business, profitability, and technical sophistication. We added additional imaging companies such as FLIR Systems, Inc. and Newport Corporation to the 2008 Peer Group as a result of the increasing percentage of revenues that we expected our Intevac Photonics business to achieve. The 2008 Peer Companies we selected are as follows:

• II-VI Inc.	• Advanced Energy Industries, Inc.
• Axcelis Technologies, Inc.	• Brooks Automation, Inc.
• Cohu, Inc.	• Cymer, Inc
• Electro Scientific Industries, Inc.	• FEI Company
• FLIR Systems, Inc.	• Formfactor, Inc.
• GSI Group, Inc.	• Mattson Technology, Inc.
• Newport Corporation	• Rofin Sinar Technologies, Inc.
• Rudolph Technologies, Inc.	• Veeco Instruments, Inc.

The base salary, total cash compensation (base salary plus performance-based annual cash bonus) and total compensation (including stock options) for each of Intevac’s eleven most senior executives were compared to their respective Peer Group medians for executives with similar levels of responsibility. The Compensation Committee concluded that Intevac’s executive compensation:

•	Was generally above peer company executive compensation when Intevac’s financial performance was above peer company financial performance and below peer company executive compensation when Intevac’s financial performance was below that of peer companies; and

•	Was more variable as a function of performance than the Peer Group average and that it continued to provide strong incentive to management to optimize Intevac’s financial performance.

As a result of these factors the Compensation Committee noted that the cyclical downturn in our Equipment business led to reduced profitability in 2008, and no performance-based annual cash bonuses were paid to our Named Executive Officers in 2008.

Compensation Components

The components of executive compensation are:

•	Base salary;

•	Performance-based annual cash bonus targeted as a percentage of base salary (“Target Bonus Percentage”); and

•	Periodic grants of long-term, equity-based incentives, currently stock options with four-year annual vesting.

We also provide our executives the same benefits and perquisites that we offer our other employees. These standard employee benefits include participation in our 401(k) plan and employee stock purchase plan, and medical, dental and life insurance benefits, each with the same terms and conditions available to employees. We do not provide any benefits or perquisites to our Named Executive Officers that are not available to the majority of employees.

Base Salary:

Prior to making an offer of employment to an executive officer, the Compensation Committee approves the executive officer’s base salary, Target Bonus Percentage, the initial stock option grant and any hiring incentives. In setting the executive officer’s base salary, a number of factors are taken into account, in the Committee’s discretion, including the executive’s compensation with his previous employer, the compensation of other Intevac executives, the competitive labor market for similar executives, and how difficult it is to recruit and retain executive officers with similar skills and experience. None of these factors is specifically weighted and the evaluation includes subjective evaluation of skills, experience and responsibilities in the Committee’s judgment.

Once an executive has joined Intevac, the Compensation Committee approves changes to his or her base salary and Target Bonus Percentage during its annual review of the Executive Incentive Plan. The data from the Peer Group analysis is used, in addition to each executive’s responsibilities and performance against objectives, to determine annual changes to base salary and the Target Bonus Percentage. As with new hires, these factors are evaluated at the Committee’s discretion and in the Committee’s judgment. Annual adjustments to base salary also proportionately affect the executive’s Target Bonus (equal to base salary multiplied by the applicable Target Bonus Percentage).

Base Salary:  2008 base salary levels, effective as of February 8, 2008, for the Named Executive Officers were approved by the Compensation Committee (with the exception of Mr. Fairbairn, whose base salary was approved by the independent members of the Board of Directors). Salaries for Mr. Fairbairn, Mr. Andreson, Dr. Barnes and Dr. Kerns were increased by 4.0%, 4.0%, 4.0% and 3.5%, respectively, or amounts roughly equal to the average raise given Intevac employees. Mr. Marusiak’s base salary was increased by 10.0% as a result of the significant increase in gross margin that the Equipment business achieved during a period of significantly reduced sales and to better align his base salary with the 2008 Peer Group. Dr. Pietras’ base salary was increased by 5.7% as a result of the significant increase in revenues and gross margin that the Intevac Photonics business achieved during 2007, and to better align his base salary with the 2008 Peer Group.

As a result of these increases, annual base salaries for the CEO and other Named Executive Officers in 2007 and 2008 were as follows:

			2008 Base Salary
			Increase as a % of
Executive	2007 Base Salary	2008 Base Salary	2007 Base Salary

Kevin Fairbairn,	$450,008	$468,021	4.0%
President and Chief Executive Officer
Jeffrey Andreson,	$250,016	$260,021	4.0%
Chief Financial Officer, Principal Accounting Officer Secretary, Treasurer and Executive Vice President of Finance and Administration
Luke Marusiak,	$245,814	$270,400	10.0%
Chief Operating Officer(1)
Michael Barnes,	$260,021	$270,442	4.0%
Executive Vice President and Chief Technical Officer
Joseph Pietras,	$241,322	$255,091	5.7%
Executive Vice President and General Manager, Intevac Photonics
Ralph Kerns	$207,833	$215,113	3.5%
Vice President of Business Development

(1)	Mr. Marusiak resigned from the Company on October 17, 2008.

Performance-based annual cash bonus:

We provide performance-based annual cash bonuses to our Named Executive Officers and other vice-president and director level employees under our Executive Incentive Plan. The total amount payable under the Executive Incentive Plan is determined based on Intevac’s financial performance. The objective of the Executive Incentive Plan is to align our executive compensation with actual short-term business performance and with non-financial business objectives.

The components to determine the performance-based cash bonus include:

•	Target Bonus;

•	Bonus Pool; and

•	Management by Objectives

Each of these components and the resulting calculation of the annual bonus payments are described in more detail below.

Target Bonus:  Named Executive Officers are assigned an annual Target Bonus, computed by multiplying each executive’s base salary times his or her Target Bonus Percentage. Target Bonus Percentages are determined based on competitive market data, internal equity considerations, and the degree of difficulty associated with achieving plan performance levels. Each factor is evaluated by the Committee based on data and input provided by management and the independent consultant. No change was made to the Target Bonus Percentages in 2008 for Mr. Fairbairn, Mr. Andreson, Mr. Marusiak, Dr. Barnes, Dr. Pietras and Dr. Kerns which were considered by the Committee as in line with market data based on the review of Peer Company compensation practices.

Target Bonus Percentages for the CEO and other Named Executive Officers during 2007 and 2008 were as follows:

	2007 Target Bonus	2008 Target Bonus
	as a Percent of	as a Percent of
Executive	Base Salary	Base Salary

Kevin Fairbairn	200%	200%
Jeffrey Andreson	75%	75%
Luke Marusiak	75%	75%
Michael Barnes	75%	75%
Joseph Pietras	75%	75%
Ralph Kerns	75%	75%

Bonus Pool:  The total amount of Executive Incentive Plan bonuses paid (the “Executive Incentive Plan Bonus Pool” or “Bonus Pool”) to all Executive Incentive Plan participants (which includes the Named Executive Officers as well as all Intevac vice presidents and functional directors) is calculated by multiplying the Bonus Pool Percentage times “Proforma Annual Income before Income Taxes,” which is equal to the sum of income before income taxes, Bonus Pool expense, employee profit sharing expense and stock-based compensation expense. The Compensation Committee set the Bonus Pool Percentage at 10% at the beginning of 2008 after taking into consideration our projected Proforma Annual Income before Income Taxes and the total amount required to pay Executive Incentive Plan bonuses at the target level. This Bonus Pool Percentage was insufficient to pay bonuses at the 2008 target levels.

The Compensation Committee approved a new policy for 2008 that capped the performance-based annual cash bonuses that any Executive Incentive Plan participant could receive to a maximum of two times the target bonus.

Because of the tight linking of the Executive Incentive Plan Bonus Pool to profitability, executives do not receive performance-based annual cash bonuses in years when Proforma Annual Income before Income Taxes is zero or negative. The Compensation Committee reserves the right to exclude amounts, such as extraordinary or unusual items, gains or losses when determining Proforma Annual Income Before Income Taxes, but did not make any adjustments to the formula during 2008.

Management by Objectives:  A comprehensive set of Management by Objective Goals (“MBO Goals”) was established for each business unit or functional organization and approved by the Compensation Committee at the beginning of 2008. The MBO Goals covered four areas:

•	Business Results: Goals included achievements with respect to metrics such as orders, revenues, profitability, cash management, quality, cycle-time and other finance related metrics that were targeted for improvement.

•	Market Development: Goals included achievements with respect to metrics such as market share, new customers gained for particular products, and completion of comprehensive marketing and sales plans for gaining additional business and higher gross margins.

•	Product Excellence: Goals included achievements with respect to metrics such as target completion dates for new products or improved products, material cost and reliability goals for new products, product yield improvements, field product performance and other measures as appropriate to encourage product excellence.

•	Strategic Initiatives: Goals included achievements with respect to metrics such as business process improvements, employee reviews, employee development, safety goals and other measures needed to support Intevac’s growth.

Some of the MBO Goals are assigned to more than one of the Named Executive Officers to reinforce the teamwork required to achieve results. The relative importance of the each of the areas of MBO Goals was weighted differently for each Named Executive Officer according to his or her area of responsibility. For example, Mr. Marusiak’s objectives were more heavily weighted towards Equipment MBO Goals, Dr. Pietras’ objectives were more heavily weighted towards Intevac Photonics MBO Goals, Dr. Barnes’ and Dr. Kerns’ objectives were more heavily weighted towards Equipment product excellence MBO Goals and Mr. Fairbairn’s and Mr. Andreson’s objectives were more heavily weighted towards company-wide performance. Performance against MBO Goals was evaluated and numerically graded at the end of the year by management. This numerical grading is used to formulaically adjust the allocation of individual bonuses from the pool, with higher graded executives receiving a larger allocation and lower graded executives receiving a smaller allocation. The performance and evaluation was then reviewed and approved by the Compensation Committee. Mr. Fairbairn’s performance was evaluated by the independent members of the Board of Directors.

Actual Bonus Payments:  No bonus payments were made to the Named Executive Officers in 2008 as Proforma Annual Income before Income Taxes was a loss. The 2008 target bonuses of the CEO and other Named Executive Officers and the actual 2007 bonuses are shown in the following table:

	2007	2008	2008
Executive	Actual Bonus	Target Bonus	Actual Bonus

Kevin Fairbairn	$677,465	$936,042	$—
Jeffrey Andreson	$100,000	$195,016	$—
Luke Marusiak	$150,645	$202,800	$—
Michael Barnes	$145,463	$202,800	$—
Joseph Pietras	$136,239	$191,318	$—
Ralph Kerns	$115,220	$161,335	$—

Stock Options:

We grant stock options to our Named Executive Officers to align their interests with the long-term interests of our stockholders and to provide our executives with incentive to manage Intevac from the perspective of an owner with an equity stake in the business.

Stock Option Terms:  Stock options enable our executives to acquire shares of our Common Stock at a fixed price per share (the closing market price on the grant date). The options have a 10-year term, subject to earlier termination following the executive’s cessation of service with Intevac in accordance with our 2004 Equity Incentive Plan. Options granted to executives generally vest in four equal annual installments, as measured from the option grant date.

Stock Option Grants:  The Compensation Committee grants options to Named Executive Officers shortly after their start date in accordance with our 2004 Equity Incentive Plan. Guidelines for the number of options granted are reviewed annually and changes are made based on peer group data. The Compensation Committee typically grants additional stock options annually to Named Executive Officers as discussed below.

In order to determine the overall level of stock option grants to each Named Executive Officer, the Compensation Committee took into account factors such as each executive’s recent performance, level of responsibility, job assignment, the competitive climate, market data, outstanding stock options, the number of shares in the 2004 Equity Incentive Plan available to grant, stock option overhang as a percent of Common Stock outstanding, the total number of shares granted as a percentage of shares outstanding, and projected compensation expense related to employee stock options. Each of these factors was considered by the Committee, in its judgment, and no formal weighting of these factors was used.

Annual renewal grants to Named Executive Officers, except for Mr. Fairbairn, were proposed by management and reviewed at a Compensation Committee meeting. The amount of the grants depended on business conditions, company performance, the competitive climate, market data, expense of the grants and other appropriate factors as determined by the Compensation Committee. Annual renewal grants are made only on days when our insider trading window is open. The Company’s insider trading window opens the third business day after quarterly earnings have been released, and closes at the end of the last day of the second month of each quarter. Our policy is not to make stock option grants during such times as management and/or the Compensation Committee may be in possession of material, non-public information. For 2008, renewal grants for Named Executive Officers were made on August 21, 2008.

The number of shares granted to the Named Executive Officers in 2007 and 2008 are shown in the table below. The stock option grant to Mr. Andreson in 2007 was his initial stock option grant when he joined Intevac. The 2007 grants to Mr. Fairbairn, Mr. Marusiak, Dr. Barnes, Dr. Pietras and Dr. Kerns and the 2008 grants to Mr. Fairbairn, Mr. Andreson, Mr. Marusiak, Dr. Barnes, Dr. Pietras and Dr. Kerns were annual renewal grants.

	2007	2008
Executive	Option Grants	Option Grants

Kevin Fairbairn	75,000	75,000
Jeffrey Andreson	50,000	25,000
Luke Marusiak	25,000	25,000
Michael Barnes	25,000	25,000
Joseph Pietras	25,000	25,000
Ralph Kerns	15,000	10,000

2009 Executive Compensation

Competitive Market Data

The Compensation Committee retained Farient to assist it in evaluating 2009 compensation programs. The instructions provided to Farient were consistent with past instructions provided and included assessing target compensation levels for our executives relative to market practices and evaluating the overall design of our executive compensation program. The consultant was also engaged by the Committee to update the assessment of the competiveness of compensation for our Board of Directors. Executive compensation data was drawn from the Radford Executive Benchmark Survey and from publicly available proxy filings for the Peer Companies. The market compensation levels for comparable positions were examined by Farient and the Compensation Committee as part of the process to determine overall program design, base salary, target incentives and annual stock option grants.

The Peer Companies we used to evaluate market compensation positioning for executives in making 2009 compensation decisions were selected based on the same criteria used for 2008. As a result, the only change was to remove FLIR Systems, Inc. due to the increased revenue size of the company which was over the top end of the targeted range of $700 million.

The base salary, total cash compensation (base salary plus performance-based annual cash bonus) and total compensation (including stock options) for each of Intevac’s twelve most senior executives were compared to their respective 2009 Peer Group averages for executives with similar levels of responsibility.

Base Salary:  2009 base salary levels, effective as of January 27, 2009, for the Named Executive Officers were approved by the Compensation Committee (with the exception of Mr. Fairbairn, whose base salary was approved by the independent members of the Board of Directors). There were no base salary increases for the Named Executive Officers in 2009. 2008 and 2009 base salaries for our Named Executive Officers are as follows:

			% Increase/
			(Decrease) in
			2009 Base
			Salary
			vs.
	2008	2009	2008 Base
	Base Salary	Base Salary	Salary

Kevin Fairbairn	$468,021	$468,021	—%
Jeffrey Andreson	$260,021	$260,021	—%
Michael Barnes	$270,442	$270,442	—%
Joseph Pietras	$255,091	$255,091	—%
Ralph Kerns	$215,113	$215,113	—%

Target Bonus Percentages:  The Compensation Committee also approved 2009 Target Bonus Percentages for the Named Executive Officers, with the exception of Mr. Fairbairn, whose 2009 Target Bonus Percentage was approved by the independent members of the Board of Directors. No changes were made to the 2009 Target Bonus Percentages from their 2008 levels.

Target Bonus: As a result of the base salaries and target bonus Percentages set by the Compensation Committee, target bonuses for each of our Named Executive Officers are as follows:

	2008	2009
Executive	Target Bonus(1)	Target Bonus

Kevin Fairbairn	$936,042	$936,042
Jeffrey Andreson	$195,016	$195,016
Michael Barnes	$202,800	$202,800
Joseph Pietras	$191,318	$191,318
Ralph Kerns	$161,335	$161,335

(1)	No bonus payments were made to the Named Executive Officers in 2008 as Proforma Annual Income before Income Taxes was a loss.

Bonus Pool:  The Compensation Committee met in early 2009 to establish 2009 compensation targets for our Named Executive Officers. The Committee did not change the 10% Bonus Pool Percentage for the Executive Incentive Plan. This Bonus Pool Percentage will be insufficient to pay bonuses at the 2009 target levels unless we are able to significantly exceed forecasted financial performance. In order to pay bonuses at target levels the Company would need to achieve financial performance in 2009 similar to 2007 levels.

Although the Compensation Committee projected that the Bonus Pool will fall substantially short of the amount necessary to pay performance-based annual cash bonuses at target levels, the Committee determined that it was not in the best interests of Intevac’s stockholders to allocate more than 10% of Proforma Annual Income Before Income Taxes to the Bonus Pool, which is used to fund performance-based annual cash bonuses for the Named Executive Officers and all other vice president and director level employees.

Stock Option Grants:  2009 annual renewal grants for the Named Executive Officers were approved by the Compensation Committee (with the exception of Mr. Fairbairn, whose renewal grant was approved by the independent members of the Board of Directors). For 2009, renewal grants for Named Executive Officers, including Kevin Fairbairn, were made on February 27, 2009. The number of shares granted to the Named Executive Officers in 2008 and 2009 are shown in the table below. The 2009 grants to Mr. Fairbairn, Mr. Andreson, Dr. Barnes, Dr. Pietras and Dr. Kerns were annual renewal grants.

	2008	2009
Executive	Option Grants	Option Grants

Kevin Fairbairn	75,000	75,000
Jeffrey Andreson	25,000	25,000
Michael Barnes	25,000	25,000
Joseph Pietras	25,000	25,000
Ralph Kerns	10,000	5,000

Termination of Employment and Severance Agreements

With the exception of Mr. Fairbairn, none of Intevac’s executive officers have an employment agreement. Employment of all of our executive officers may be terminated at any time at the discretion of the Board of Directors. The terms of Mr. Fairbairn’s employment agreement are described in the section entitled “Potential Payments Upon Termination or Change of Control.” The Compensation Committee believes that entering into the employment agreement with Mr. Fairbairn was necessary to attract and retain Mr. Fairbairn. An agreement was negotiated with and entered into with Mr. Fairbairn at the original time of his hire as a precondition of Mr. Fairbairn to his accepting the offer, and was subsequently updated in 2007 and 2008 primarily to clarify its terms and to comply with Section 409A of the Internal Revenue Code.

Compliance with Internal Revenue Code Section 162(m)

Under Section 162(m) of the Internal Revenue Service Code, Intevac receives a federal income tax deduction for compensation paid to each of our Chief Executive Officer and the other Named Executive Officers only if the compensation paid to the individual executive is less than $1 million during any fiscal year or is “performance-based” as defined under Section 162(m). Intevac’s 1995 Stock Option/Stock Issuance Plan and 2004 Equity Incentive Plan, permit our Compensation Committee to grant equity compensation that is considered “performance-based” and thus fully tax-deductible under IRC Section 162(m). Our Compensation Committee currently intends to continue seeking a tax deduction for all of our executive compensation, to the extent we determine it is in the best interests of Intevac.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of our Board of Directors was formed September 14, 1995 and during 2008 was comprised of Robert Lemos and Ping Yang. Neither of these individuals was at any time during fiscal 2008, or at any other time, an officer or employee of Intevac. None of our executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Report of the Compensation Committee

The information contained in this report shall not be deemed to be “soliciting material” or to be filed with the SEC, nor shall such information be incorporated by reference into any past or future filing under the Securities Act or the Exchange Act, except to the extent Intevac specifically incorporates it by reference into such filing.

The Compensation Committee oversees Intevac’s compensation policies, plans and benefit programs. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

This report is submitted by the members of the Compensation Committee.

Robert Lemos (Chairman)
Ping Yang

2008 Summary Compensation Table

The following table presents information concerning the total compensation of Intevac’s Chief Executive Officer, Chief Financial Officer, each of the three most highly compensated officers at the end of the last fiscal year, and the former Chief Operating Officer (the “Named Executive Officers”) for services rendered to Intevac in all capacities for the fiscal years ended December 31, 2008, 2007 and 2006.

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
					Option	Incentive Plan	Deferred	All Other
				Stock	Awards ($)	Compensation ($)	Compensation	Compensation ($)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Awards ($)	(1)	(2)	Earnings ($)	(3)	Total ($)

Kevin Fairbairn,	2008	465,250	—	—	612,915	—	—	6,517	1,084,682
President and Chief	2007	439,518	—	—	491,750	677,465	—	6,296	1,615,029
Executive Officer	2006	379,026	—	—	213,189	1,543,705	—	6,164	2,142,084
Jeffrey Andreson,	2008	258,482	—	—	242,024	—	—	8,803	509,309
Executive Vice President	2007	125,008	50,000	—	146,967	100,000	—	2,000	423,975
and Chief Financial Officer(4)	2006	—	—	—	—	—	—	—	—
Michael Barnes,	2008	268,838	—	—	314,495	—	—	8,520	591,853
Executive Vice President and	2007	258,482	—	—	377,831	145,463	—	8,612	790,388
Chief Technical Officer	2006	219,245	—	—	548,326	366,585	—	2,000	1,136,156
Luke Marusiak,	2008	245,333	—	—	180,753	—	—	2,000	428,086
Chief Operating Officer(5)	2007	241,760			169,825	150,645	—	8,023	570,253
	2006	215,078	—	—	71,621	351,352	—	6,164	644,215
Joseph Pietras,	2008	252,973	—	—	239,937	—	—	2,000	494,910
Executive Vice President &	2007	239,891	—	—	246,147	136,239	—	2,000	624,277
General Manager, Intevac Photonics	2006	80,316	—	—	92,912	121,572	—	2,000	296,800
Ralph Kerns,	2008	213,994	—	—	156,567	—	—	6,579	377,140
Vice President	2007	206,602	—	—	163,375	115,220	—	5,174	490,371
Business Development	2006	197,029	—	—	94,750	320,462	—	6,164	618,405

(1)	Amounts shown do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts shown are the compensation costs we recognized in fiscal 2008, 2007 and 2006 for option awards as determined pursuant to FAS 123(R). These compensation costs reflect option awards granted in and prior to fiscal 2008, 2007 and 2006. The assumptions used to calculate the value of option awards are set forth under Note 2 of the notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2008 filed with the SEC on March 4, 2009.

(2)	No bonuses were earned under Intevac’s Executive Incentive Plan for services rendered in fiscal 2008. 2007 and 2006 bonus amounts consist of bonuses earned under Intevac’s Executive Incentive Plan for services rendered in fiscal 2007 and paid in 2008, and for services rendered in fiscal 2006 and paid in 2007.

(3)	Amounts consist of (i) matching contributions we made under our tax-qualified 401(k) Plan, which provides for broad-based employee participation, and (ii) of compensation costs we recognized for participation in our Employee Stock Purchase Plan.

(4)	Mr. Andreson was hired on June 18, 2007 and was paid a bonus upon his hire by Intevac.

(5)	Mr. Marusiak resigned from the Company on October 17, 2008.

Grants of Plan-Based Awards in 2008

The following table presents information concerning grants of plan-based awards to each of the Named Executive Officers during the fiscal year ended December 31, 2008.

						All Other		Grant Date
						Option	Exercise	Fair
					All Other Awards:	Awards:	or Base	Value of
		Estimated Future Payouts Under Non- Equity			Number of	Number of	Price of	Stock and
		Incentive Plan Awards(1)			Shares of	Securities	Option	Option
	Grant	Threshold	Target	Maximum	Stock or Units	Underlying	Awards	Awards
Name	Date	($)	($)	($)	(#)	Options (#)	($/Share)	($)(2)

Kevin Fairbairn	08/21/08	—	—	—		75,000	11.16	452,074
	N/A	0	936,042	N/A	—	—	—	—
Jeffrey Andreson	08/21/08	—	—	—		25,000	11.16	150,691
	N/A	0	195,016	N/A	—	—	—	—
Michael Barnes	08/21/08	—	—	—		25,000	11.16	150,691
	N/A	0	202,800	N/A	—	—	—	—
Luke Marusiak	08/21/08	—	—	—		25,000	11.16	150,691
	N/A	0	202,800	N/A	—	—	—	—
Joseph Pietras	08/21/08	—	—	—		25,000	11.16	150,691
	N/A	0	191,318	N/A	—	—	—	—
Ralph Kerns	08/21/08	—	—	—		10,000	11.16	60,276
	N/A	0	161,335	N/A	—	—	—	—

(1)	Reflects threshold, target and maximum target bonus amounts for fiscal 2008 performance under the Executive Incentive Plan, as described in “Compensation Discussion and Analysis — Compensation Components.” No bonus amounts were paid for fiscal 2008 performance under the Executive Incentive Plan.

(2)	Reflects the grant date fair value of each equity award computed in accordance with FAS 123(R). The assumptions used to calculate the value of option awards are set forth under Note 2 of the notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2008 filed with the SEC on March 4, 2009.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table shows all outstanding option awards held by each of the Named Executive Officers at the end of fiscal 2008. The option awards identified in the table below with an expiration date of August 21, 2018 for each of the Named Executive Officers are also reported in the “Grants of Plan-Based Awards” table on the previous page. We have not granted any stock awards.

	Option Awards(1)
				Equity Incentive
				Plan Awards: Number
	Number of	Number of		of Securities
	Securities	Securities		Underlying
	Underlying	Underlying		Unexercised	Option	Option
	Unexercised Options	Unexercised Options		Unearned Options	Exercise	Expiration
Name	(#) Exercisable	(#) Unexercisable		(#)	Price ($)	Date

Kevin Fairbairn	174,769	—		—	2.63	01/24/2012
	50,000	—		—	14.00	02/19/2014
	—	50,000	(2)	—	7.53	02/01/2015
	37,500	37,500	(3)	—	16.13	08/30/2016
	18,750	56,250	(4)	—	16.13	08/30/2017
		75,000	(5)	—	11.16	08/21/2018
Jeffrey Andreson	12,500	37,500	(6)	—	20.20	06/21/2017
	—	25,000	(7)	—	11.16	08/21/2018
Michael Barnes	2,500	—		—	12.66	09/09/2015
	60,000	60,000	(8)	—	15.81	01/19/2016
	6,250	18,750	(9)	—	16.13	08/30/2017
	—	25,000	(10)	—	11.16	08/21/2018
Joseph Pietras	25,000	25,000	(11)	—	17.00	08/17/2016
	6,250	18,750	(12)	—	16.13	08/30/2017
	—	25,000	(13)	—	11.16	08/21/2018
Ralph Kerns	40,000	—		—	7.65	08/21/2013
	10,000	—		—	9.31	06/23/2014
	16,250	23,750	(14)	—	16.13	08/30/2017
	—	20,000	(15)	—	7.72	02/08/2015
	—	10,000	(16)	—	11.16	08/21/2018

(1)	Reflects options granted under the 2004 Equity Incentive Plan and the 1995 Stock Option Plan.

(2)	Assuming continued employment with Intevac, the shares will become exercisable on February 1, 2009.

(3)	Assuming continued employment with Intevac, 18,750 shares will become exercisable on August 30 of each 2009 and 2010.

(4)	Assuming continued employment with Intevac, 18,750 shares will become exercisable on August 30 of each 2009, 2010 and 2011.

(5)	Assuming continued employment with Intevac, 18,750 shares will become exercisable on August 21 of each 2009, 2010, 2011 and 2012.

(6)	Assuming continued employment with Intevac, 12,500 shares will become exercisable on June 21 of each 2009, 2010 and 2011.

(7)	Assuming continued employment with Intevac, 6,250 shares will become exercisable on August 21 of each 2009, 2010, 2011 and 2012.

(8)	Assuming continued employment with Intevac, 30,000 shares will become exercisable on January 19 of each 2009 and 2010.

(9)	Assuming continued employment with Intevac, 6,250 shares will become exercisable on August 30 of each 2009, 2010 and 2011.

(10)	Assuming continued employment with Intevac, 6,250 shares will become exercisable on August 21 of each 2009, 2010, 2011 and 2012.

(11)	Assuming continued employment with Intevac, 12,500 shares will become exercisable on August 17 of each 2009 and 2010.

(12)	Assuming continued employment with Intevac, 6,250 shares will become exercisable on August 30 of each 2009, 2010 and 2011.

(13)	Assuming continued employment with Intevac, 6,250 shares will become exercisable on August 21 of each 2009, 2010, 2011 and 2012.

(14)	Assuming continued employment with Intevac, 10,000 shares will become exercisable on August 30 of each 2009 and 2010, and 3,750 shares will become exercisable on August 30, 2011

(15)	Assuming continued employment with Intevac, 20,000 shares will become exercisable on February 8, 2009.

(16)	Assuming continued employment with Intevac, 2,500 shares will become exercisable on August 21 of each 2009, 2010, 2011 and 2012.

Option Exercises and Stock Vested in 2008

The following table shows all stock options exercised and value realized upon exercise by the Named Executive Officers during fiscal 2008. We have not granted any stock awards. No options were exercised during fiscal 2008.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name of Executive Officer	Exercise (#)	Exercise ($)(1)	Vesting (#)	Vesting ($)

Kevin Fairbairn	—	—	—	—
Jeffrey Andreson	—	—	—	—
Michael Barnes	—	—	—	—
Luke Marusiak	—	—	—	—
Joseph Pietras	—	—	—	—
Ralph Kerns	—	—	—	—

(1)	The value realized equals the difference between the option exercise price and the fair value of Intevac common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

Potential Payments upon Termination or Change of Control

Termination or Change of Control Arrangements

With the exception of Mr. Fairbairn, none of Intevac’s executive officers have an employment agreement with the Company. Employment of all of our executive officers may be terminated at any time at the discretion of the Board of Directors. The terms of Mr. Fairbairn’s employment are specified in his offer letter of employment.

Employment Agreement:  For Mr. Fairbairn, the terms of his employment agreement include the following:

•	In the event of the involuntary termination from his position as President and Chief Executive Officer for any reason not involving good cause, conditioned upon execution of a waiver and release of claim within 60 days of his termination or such earlier date as may be specified in the release, the Company will continue to pay his base salary for twelve (12) months following such termination. If Intevac had terminated Mr. Fairbairn’s employment without cause on December 31, 2008, the last business day of our fiscal 2008, Mr. Fairbairn would have received his base salary of $468,021 over the following 12 months.

•	In the event of a Change of Control after which Intevac stock does not exist (such as purchase of the Company for cash), all of Mr. Fairbairn’s unvested options outstanding at that time will immediately vest. If Intevac had undergone such a Change of Control as of December 31, 2008, stock options to purchase 218,750 shares would have become immediately vested. However, all of these shares subject to options were “under water” at December 31, 2008 and would not have provided any benefit to Mr. Fairbairn.

•	In the event of a Change of Control in which Intevac stock survives, Mr. Fairbairn may elect either to retain his unvested options or to accelerate vesting as set forth above.

•	In the event of a Change of Control in which stock in the acquiring company is exchanged for Intevac stock and the acquiring company offers to substitute options in non-Intevac stock with an economic value equal to all of Mr. Fairbairn’s unvested Intevac options, he may either elect to accept the new stock options or accelerate vesting as set forth above.

•	In the event of a Change of Control where the acquiring company decides to not retain Mr. Fairbairn in his current position as President and Chief Executive Officer and his employment is therefore terminated upon the Change of Control, the Company will pay Mr. Fairbairn an amount equal to twenty-four (24) months of his base salary in one lump sum as soon as possible after Mr. Fairbairn’s separation from service but in no event later than March 15 of the year following the year in which the separation from service occurred, which would have been $936,042 as of December 31, 2008.

The Compensation Committee believes that the terms of this agreement with its CEO support the goals of attracting and retaining highly talented individuals by clarifying the terms of employment and reducing the risks to the executive in situations where the Company may undergo a merger or be acquired. In addition, the Compensation Committee believes that such an agreement aligns the interests of the CEO with the interests of stockholders if a qualified offer to acquire the Company is made, in that it is to the benefit of stockholders to have the CEO negotiating in the best interests of the Company without concerns regarding his personal financial interests.

1995 Stock Option/Stock Issuance Plan:  Under the 1995 Stock Option/Stock Issuance Plan, unvested stock options would immediately accelerate and vest in full if the employment of the executive were to be terminated either involuntarily or through a forced resignation within twelve months after any acquisition of Intevac.

2004 Equity Incentive Plan:  Under the 2004 Equity Incentive Plan, all unvested options vest in full upon an acquisition of Intevac by merger or asset sale, unless the option is assumed by the acquiring entity. Each option also includes a limited stock appreciation right which provides the holder with a right, exercisable upon the successful completion of a hostile tender offer for fifty percent or more of Intevac’s outstanding voting securities, to surrender the option to Intevac, to the extent the option is at that time exercisable for vested shares, in return for a cash distribution for each surrendered option share equal to the difference between the highest price per share of Common Stock paid in the hostile tender offer and the option exercise price.

The Board of Directors or its Compensation Committee, as administrator of the 2004 Equity Incentive Plan, has the authority to provide for the accelerated vesting of any or all outstanding options under the 2004 Equity Incentive Plan, including options held by our directors and executive officers, under such circumstances and at such times as the Compensation Committee deems appropriate, including in the event of termination of the executive or a Change of Control of Intevac.

Compensation of Directors

The following table sets forth summary information concerning compensation paid or accrued for services rendered to the Company in all capacities to the members of the Company’s Board of Directors for the fiscal year ended December 31, 2008, other than Kevin Fairbairn, whose compensation is set forth under the Summary Compensation Table, and Norman Pond, whose compensation is discussed below.

						Change in Pension
						Value and
						Nonqualified
	Fees Earned				Non-Equity	Deferred
	or Paid	Stock	Option		Incentive Plan	Compensation	All Other
	in Cash	Awards	Awards		Compensation	Earnings	Compensation	Total
Name	($)	($)	($)(1)		($)	($)	($)	($)

David S. Dury	37,500	—	111,477	(2)	—	—	—	148,977
Stanley J. Hill	30,000	—	111,477	(2)	—	—	—	141,477
Robert Lemos	30,000	—	111,477	(2)	—	—	—	141,477
Ping Yang	30,000	—	170,923	(3)	—	—	—	200,923

(1)	Amounts shown do not reflect compensation actually received by the director. Instead, the amounts shown are the compensation costs we recognized in fiscal 2008 for option awards as determined pursuant to FAS 123(R). The assumptions used to calculate the value of option awards are set forth under Note 2 of the notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2008 filed with the SEC on March 4, 2009.

(2)	Reflects the compensation costs recognized by Intevac in fiscal 2008 for stock option grants with the following fair value as of the grant date: (a) $34,775 for a stock option grant to purchase 10,000 shares of common stock made on May 24, 2006 at an exercise price of $22.01 per share; (b) $33,086 for a stock option grant to purchase 7,500 shares of common stock made on May 22, 2007 at an exercise price of $20.10 (c) $31,514 for a stock option grant to purchase 7,500 shares of common stock made on May 15, 2008 at an exercise price of $12.52 per share; and (d) $12,102 for a stock option grant to purchase 4,500 shares of common stock made on August 21, 2008 at an exercise price of $11.16 per share. The directors had options to purchase the following shares of common stock outstanding at December 31, 2008: Mr. Dury: 29,500 shares; Mr. Hill: 47,500 shares; and Mr. Lemos: 49,500 shares.

(3)	Reflects the compensation costs recognized by Intevac in fiscal 2008 for stock option grants with the following fair value as of the grant date: (a) $94,221 for a stock option grant to purchase 30,000 shares of common stock made on March 20, 2006 at an exercise price of $22.40 per share; (b) $33,086 for a stock option grant to purchase 7,500 shares of common stock made on May 22, 2007 at an exercise price of $20.10. (c) $31,514 for a stock option grant to purchase 7,500 shares of common stock made on May 15, 2008 at an exercise price of $12.52 per share; and (d) $12,102 for a stock option grant to purchase 4,500 shares of common stock made on August 21, 2008 at an exercise price of $11.16 per share. Dr. Yang had options to purchase 49,500 shares of common stock outstanding at December 31, 2008.

Standard Director Compensation Arrangements

Intevac uses a combination of cash and equity compensation to attract and retain qualified candidates to serve on our Board of Directors. The Compensation Committee of the Board of Directors conducts an annual review of director compensation and, if appropriate, recommends any changes in the type or amount of compensation to the Board of Directors. In reviewing director compensation, the Compensation Committee takes into consideration the compensation paid to non-employee directors of comparable companies, including competitive non-employee director compensation data and analyses prepared by compensation consulting firms and the specific duties and committee responsibilities of particular directors. In addition, the Compensation Committee may make recommendations or approve changes in director compensation in connection with the Compensation Committee’s administration and oversight of our 2004 Equity Incentive Plan. Any change in director compensation is approved by the Board of Directors.

Cash Compensation

Non-employee directors receive annual cash fees for service on the Board of Directors and its various committees. Intevac’s non-employee directors currently receive the following cash compensation:

•	A cash payment of $7,500 per quarter for serving as a director; and

•	An additional cash payment of $1,875 per quarter for serving as Lead Director.

Directors do not receive cash compensation for attending meetings of the Board of Directors or for serving on board committees.

Equity Compensation

Our non-employee directors are eligible to receive grants of options to purchase shares of our common stock pursuant to our 2004 Equity Incentive Plan when and as determined by our Board of Directors. During fiscal 2008, Mr. Dury, Mr. Hill, Mr. Lemos and Dr. Yang each received an option to purchase 12,000 shares under the 2004 Equity Incentive Plan.

Other Arrangements

Non-employee directors also have their travel, lodging and related expenses associated with attending Board or Committee meetings and for participating in Board-related activities paid or reimbursed by Intevac.

Compensation Arrangement with Norman Pond

As an executive officer of Intevac, the Chairman of the Board, Mr. Pond received a salary of $133,181 for fiscal 2008. In addition, Mr. Pond received a matching contribution of $2,000 under our tax-qualified 401(k) Plan, which provides for broad-based employee participation. Intevac recognized compensation cost of $181,879 in fiscal 2008 for stock option grants with the following fair values as of the grant date: (a) $77,648 for a stock option grant to purchase 50,000 shares of common stock made on February 1, 2005 at an exercise price of $7.53 per share; (b) $27,529 for a stock option grant to purchase 10,000 shares of common stock made on May 24, 2006 at an exercise price of $22.01 per share; and (c) $33,086 for a stock option grant to purchase 7,500 shares of common stock made on May 22, 2007 at an exercise price of $20.10 per share; (d) $31,514 for a stock option grant to purchase 7,500 shares of common stock made on May 15, 2008 at an exercise price of $12.52 per share; and (e) $12,102 for a stock option grant to purchase

4,500 shares of common stock made on August 21, 2008 at an exercise price of $11.16 per share. Mr. Pond did not receive any additional fees for attending Board or Committee meetings.

Equity Compensation Plan Information

The following table summarizes the number of outstanding shares underlying options granted to employees and directors, as well as the number of securities remaining available for future issuance, under our equity compensation plans at December 31, 2008.

(c)
Number of
	(a)	(b)	Securities
	Number of Securities	Weighted-Average	Remaining Available
	to be Issued Upon	Exercise Price of	for Future Issuance
	Exercise of	Outstanding	Under Equity
	Outstanding Options,	Options, Warrants	Compensation
	Warrants	and	Plans
Plan Category	and Rights	Rights	(1)

Equity compensation plans approved by security holders(2)	2,926,411	$7.13	886,218
Equity compensation plans not approved by security holders	—	$—	—

Total	2,926,411	$7.13	886,218

(1)	Excludes securities reflected in column (a).

(2)	Included in the column (c) amount are 132,326 shares available for future issuance under our 2003 Employee Stock Purchase Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our Common Stock as of February 14, 2009, for each person or entity who is known by us to own beneficially more than 5% of the outstanding shares of our Common Stock, each of the Named Executive Officers in the 2008 Summary Compensation Table on page 27, each of our directors, and all directors and executive officers of Intevac as a group.

	Common Stock	Percentage
	Beneficially Owned	Beneficially Owned
Principal Stockholders, Executive Officers and Directors(1)	(2)	(3)

5% Stockholders:
T. Rowe Price Associates, Inc(4)	2,825,600	12.9%
Barclays Global Investors, NA(5)	1,509,315	6.9%
DCM Partners LLC(6)	1,733,843	7.9%
Arnhold and S. Bleichroeder Advisers, LLC.(7)	1,175,655	5.4%
Named Executive Officers:
Kevin Fairbairn(8)	368,656	1.7%
Jeffrey Andreson(9)	32,900	*
Michael Barnes(10)	101,026	*
Joseph Pietras(11)	31,250	*
Ralph Kerns(12)	92,235	*
Directors:
David S. Dury(13)	88,500	*
Stanley J. Hill(14)	70,500	*
Robert Lemos(15)	35,500	*
Norman H. Pond(16)	897,629	4.1%
Ping Yang(17)	30,000	*
All directors and executive officers as a group (12 persons)(18)	1,775,601	7.8%

*	Less than 1%

(1)	Unless otherwise indicated in their respective footnote, the address for each listed person is c/o Intevac, Inc., 3560 Bassett Street, Santa Clara, CA 95054

(2)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares over which the individual or entity has the right to acquire within 60 days of February 14, 2009, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person or entity has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(3)	The total number of shares of Common Stock outstanding as of February 14, 2009 was 21,925,526.

(4)	These securities are owned by various individual investors and institutional investors, including T. Rowe Price New Horizons Fund, Inc. (which owns 1,600,000 shares, representing 7.3% of the shares outstanding), which T. Rowe Price Associates, Inc. (Price Associates) serves as investment advisor with power to direct investment and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 11, 2009.

(5)	Includes (i) 538,019 shares beneficially owned by Barclays Global Investors, NA, (ii) 957,488 shares beneficially owned by Barclays Global Fund Advisors and (iii) 13,808 shares beneficially owned by Barclays Global Investors, LTD. The address of Barclays Global Investors, NA is 400 Howard Street, San Francisco,

CA 94105. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 5, 2009.

(6)	The address of DCM Partners LLC is 909 Third Avenue, 30th Floor, New York, NY 10022. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 17, 2009.

(7)	The address of Arnhold and S. Bleichroeder Advisers, LLC is 1345 Avenue of the Americas, New York, NY 10105. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 14, 2009.

(8)	Includes 331,019 shares subject to options exercisable within 60 days of February 14, 2009.

(9)	Includes 15,900 shares held by the Jeffrey and Maureen Andreson Trust DTD 03/16/99, whose trustees are Jeffrey Andreson and Maureen Andreson. Includes 12,500 shares subject to options exercisable within 60 days of February 14, 2009.

(10)	Includes 98,750 shares subject to options exercisable within 60 days of February 14, 2009.

(11)	Includes 31,250 shares subject to options exercisable within 60 days of February 14, 2009.

(12)	Includes 86,250 shares subject to options exercisable within 60 days of February 14, 2009.

(13)	Includes 66,000 shares held by the Dury Revocable Trust DTD 06/30/99, whose trustees are David Dury and Anneke Dury. Includes 12,500 shares subject to options exercisable within 60 days of February 14, 2009.

(14)	Includes 30,500 shares subject to options exercisable within 60 days of February 14, 2009.

(15)	Includes 3,000 shares held by the Lemos Living Trust whose trustees are Robert and Marie Lemos. Includes 32,500 shares subject to options exercisable within 60 days of February 14, 2009.

(16)	Includes 774,628 shares held by the Norman Hugh Pond and Natalie Pond Trust DTD 12/23/80, 22,357 shares held by the Pond 1996 Charitable Remainder Unitrust, both of whose trustees are Norman Hugh Pond and Natalie Pond, 38,144 shares held by the Pond Family Partnership, L.P., Norman Hugh Pond, General Partner and 62,500 shares subject to options exercisable within 60 days of February 14, 2009.

(17)	Includes 30,000 shares subject to options exercisable within 60 days of February 14, 2009.

(18)	Includes 753,769 shares subject to options exercisable within 60 days of February 14, 2009.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

In accordance with our Code of Business Conduct and Ethics and our Director Code of Ethics and the charter for the Audit Committee of the Board of Directors, our Audit Committee reviews and approves in advance in writing any proposed related person transactions. The most significant related person transactions, as determined by the Audit Committee, must be reviewed and approved in writing in advance by our Board of Directors. Any related person transaction will be disclosed in the applicable SEC filing as required by the rules of the SEC. For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

Related Person Transactions

We did not enter into any transactions, and no relationships existed during the fiscal year ending December 31, 2008, which are required to be disclosed pursuant to Item 404 of Regulation S-K.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership on Form 3, and reports of changes in ownership on Form 4 or Form 5, of our Common Stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish Intevac with copies of all Section 16(a) forms they file.

Based solely upon review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that during the fiscal year ended December 31, 2008, our officers, directors and holders of more than ten percent of our Common Stock complied with all Section 16(a) filing requirements.

AUDIT COMMITTEE REPORT

The primary role of the Audit Committee is to provide oversight and monitoring of Intevac’s management and the independent registered public accounting firm and their activities with respect to Intevac’s financial reporting process. In the performance of its oversight function, the Audit Committee has:

•	reviewed and discussed the audited financial statements with Grant Thornton LLP and management;

•	discussed with Grant Thornton LLP, Intevac’s independent public accountants, the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect;

•	received from Grant Thornton LLP the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and discussed with Grant Thornton LLP their independence; and

•	considered whether the provision of services covered by Fees Paid To Accountants For Services Rendered is compatible with maintaining the independence of Grant Thornton LLP.

Based upon the review and discussions described in this Report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Intevac’s Annual Report on Form 10-K for the year ended December 31, 2008.

Respectfully submitted by the members of the Audit Committee of the Board of Directors

David S. Dury (Chairman)
Stanley J. Hill
Robert Lemos

OTHER BUSINESS

The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

JEFFREY ANDRESON
Executive Vice President, Finance and
Administration, Chief Financial
Officer, Treasurer and Secretary

April 3, 2009

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
INTEVAC, INC.
     Kevin Fairbairn and Jeffrey Andreson, or either of them, are hereby appointed as the lawful agents and proxies of the undersigned (with all powers the undersigned would possess if personally present, including full power of substitution) to represent and to vote all shares of capital stock of Intevac, Inc. which the undersigned is entitled to vote at our Annual Meeting of Stockholders on May 14, 2009, and at any adjournments or postponements thereof, as follows on the reverse side.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

The Board of Directors recommends a vote FOR each of the proposals below. This Proxy will be voted as directed, or, if no direction is indicated, will be voted FOR each of the proposals below and at the discretion of the persons named as proxies upon such other matters as may properly come before the meeting. This proxy may be revoked at any time before it is voted.
1.	The election of all nominees listed below for the Board of Directors, as described in the Proxy Statement:

Nominees: Norman H. Pond, Kevin Fairbairn, David S. Dury, Stanley J. Hill, Robert Lemos, and Ping Yang

FOR ☐	WITHHELD ☐
          (INSTRUCTION: To withhold authority to vote for any individual nominee, write such name or names in the space provided below.)
2.	Proposal to approve an amendment to increase the maximum number of shares of Common Stock authorized for issuance under the Company’s 2003 Employee Stock Purchase Plan by 600,000 shares:

FOR ☐	AGAINST ☐	ABSTAIN ☐
4.	Proposal to ratify the appointment of Grant Thornton LLP as independent public accountants of Intevac for the fiscal year ending December 31, 2009:

FOR ☐	AGAINST ☐	ABSTAIN ☐
5.	Transaction of any other business which may properly come before the meeting and any adjournment or postponement thereof.
DATE:                                              , 2009

(Signature)

(Signature if held jointly)
          (Please sign exactly as shown on your stock certificate and on the envelope in which this proxy was mailed. When signing as partner, corporate officer, attorney, executor, administrator, trustee, guardian or in any other representative capacity, give full title as such and sign your own name as well. If stock is held jointly, each joint owner should sign.)
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY,
USING THE ENCLOSED ENVELOPE.